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                                                                    Exhibit 11.1



                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                  Three Months Ended
                                                    November 30,
                                                ----------------------
                                                  1995          1996
                                                --------      --------

SIMPLE

  Net income                                    $  1,249      $  1,790
  Average outstanding shares                       3,564         3,651
                                                --------      --------
  Simple net income per share                   $   0.35      $   0.49
                                                ========      ========


PRIMARY

  Net income                                    $  1,249      $  1,790
  Average outstanding shares                       3,564         3,651
  Common stock equivalents assuming
    exercise of stock options                        742(A)        767
                                                --------      --------

  Shares for primary                               4,306         4,418
                                                ========      ========

  Primary net income per share (1)              $   0.29      $   0.41
                                                ========      ========


FULLY DILUTED

  Net income                                    $  1,249      $  1,790
  Average outstanding shares                       3,564         3,651
  Common stock equivalents assuming
   exercise of stock options                         777(A)        767
                                                --------      --------

  Shares for fully diluted                         4,341         4,418
                                                ========      ========

  Fully diluted net income per share (1)        $   0.29      $   0.41
                                                ========      ========




(A) The computational difference in the 1995 primary and fully diluted EPS is the result of using the average price in the primary computation and the ending price (which was higher) in the fully diluted computation.

(1) The calculations for primary and fully diluted net income per share are submitted in accordance with Regulation S-K Item 601(b)(11).





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